Exhibit 99.1

FIRST AMENDMENT TO
ENERGY PARTNERS, LTD.
2006 LONG TERM STOCK INCENTIVE PLAN

The Energy Partners, Ltd. 2006 Long Term Stock Incentive Plan (the “Plan”) is hereby amended, effective as of the Effective Date (as defined in the Plan), as follows:

Subsection (d) of Section 4 of the Plan is amended to read in its entirety as follows:

“(d)           Subject to adjustment as provided in Section 4(e) hereof, (i) the maximum number of Shares with respect to which Options or SARs may be granted during any 36 consecutive month period to any Eligible Person under this Plan shall be 1,000,000 Shares, (ii) the maximum number of Shares reserved for issuance in connection with ISOs shall be limited to 2,500,000 Shares, (iii) with respect to Share-based Awards other than Stock Options and SARs intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, the maximum number of Shares that may be granted during any 36 consecutive month period to any Eligible Person under this Plan shall be 1,000,000 Shares or the equivalent thereof, and (iv) with respect to Performance Shares, Performance Units, Restricted Shares, Restricted Share Units and Other Share-Based Awards not meeting the vesting requirements set forth below (but disregarding for this purpose any Awards made at the election of an Eligible Person in lieu of all or any portion of such Eligible Person’s cash bonus), the maximum number of Shares available for issuance in connection with any such Awards shall be limited to 5% of the total number of Shares reserved for grant under the Plan pursuant to Section 4(a) hereof (determined without regard to Section 4(b) hereof).  The vesting requirements referenced in clause (iv) of the preceding sentence shall be as follows:  (A) in the case of Performance Shares, Performance Units, and Restricted Shares, Restricted Share Units and Other Share-Based Awards that are performance-based, the Award may not vest prior to the expiration of one year following the date of grant (except as provided in (C) below), (B) in the case of Restricted Shares, Restricted Share Units and Other Share-Based Awards that are not performance-based, the Award may not vest more rapidly than ratably over the three-year period beginning on the date of grant (except as provided in (C) below), and (C) the Committee may provide (at the date of grant or thereafter) for vesting earlier than as provided in (A) or (B) above, whichever is applicable, only in the event of death, disability, retirement or a change of control of the Company.”